CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 28, 1999, relating to the financial statements and financial highlights appearing in the March 31, 1999 Annual Report to Shareholders of Nations Cash Reserves, Nations Money Market Reserves, Nations Treasury Reserves, Nations Government Reserves, and Nations Municipal Reserves, portfolios of Nations Reserves, formerly Nations Institutional Reserves, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial highlights" in the Prospectuses and under the heading "Independent Accountants and Reports" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
July 27, 1999